Exhibit 99.1

COPPERHEAD VENTURES, LLC.

FINANCIAL STATEMENTS AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

November 20, 2009

COPPERHEAD VENTURES, LLC
INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	2

Balance Sheets – As of November 20, 2009 (unaudited) and December 31, 2008	3

Statements of Operations – Period January 1, 2009 through November 20, 2009 (unaudited) and the Years ended December 31, 2008 and 2007 (unaudited)	4

Statements of Changes in Members’ Capital – Period January 1, 2009 through November 20, 2009 (unaudited) and the Years ended December 31, 2008 and 2007 (unaudited)	5

Statements of Cash Flows – Period January 1, 2009 through November 20, 2009 (unaudited) and the Years ended December 31, 2008 and 2007 (unaudited)	6

Notes to Financial Statements	7 – 12

Report of Independent Registered Public Accounting Firm

Board of Directors
Copperhead Ventures, LLC
Glen Allen, Virginia

We have audited the balance sheet of Copperhead Ventures, LLC as of December 31, 2008 and the related statements of operations, members’ capital, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 financial statements referred to above present fairly, in all material respects, the financial position of Copperhead Ventures, LLC at December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

BDO SEIDMAN, LLP

Richmond, Virginia
March 30, 2009

BALANCE SHEETS
COPPERHEAD VENTURES, LLC

November 20, 2009 and December 31, 2008
(amounts in thousands)

	(Unaudited)
	2009	2008
ASSETS

Cash and cash equivalents	$2,302	$53
Commercial mortgage backed securities	4,082	2,571
Payment agreement receivable	10,557	8,534
Other investments	1,994	–
Accrued interest and other assets	134	82
	$19,069	$11,240
LIABILITIES AND MEMBERS’ CAPITAL

Other liabilities	$21	$21

Members’ capital	24,041	19,107
Accumulated other comprehensive loss	(4,993)	(7,888)
Total members’ capital	19,048	11,219

	$19,069	$11,240

See unaudited notes to financial statements.

STATEMENTS OF OPERATIONS
COPPERHEAD VENTURES, LLC

For the Period January 1, 2009 through November 20, 2009
and the Years ended December 31, 2008 and 2007
(amounts in thousands)

	(Unaudited)		(Unaudited)
	2009	2008	2007
Interest income
Commercial mortgage backed securities	$769	$2,243	$2,600
Payment agreement receivable	1,589	1,608	1,744
Cash and cash equivalents	1	105	1,475
	2,359	3,956	5,819

Impairment charges – commercial mortgage backed securities	(1,417)	(7,278)	–
Fair value adjustments, net	4,017	(7,391)	(3,275)
Administrative and other expenses	(25)	(59)	(227)

Net income (loss)	$4,934	$(10,772)	$2,317

See unaudited notes to financial statements.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
COPPERHEAD VENTURES, LLC

For the Period January 1, 2009 through November 20, 2009
and the Years ended December 31, 2008 and 2007
(amounts in thousands)

(Period January 1, 2009 through November 20, 2009 and the Year ended December 31, 2007 Unaudited)

	Members’ Capital	Accumulated Other Comprehensive Loss	Total Members’ Capital

Balance, December 31, 2006	$73,236	$17	$73,253

Net income	2,317	–	2,317
Other comprehensive income:
Change in market value of securities	–	(1,256)	(1,256)
Reclassification adjustment for impairment charges	–	–	–
Total comprehensive income			1,061

Interest accrued on member note receivable	(33)	–	(33)
Payment of accrued interest on member note receivable	37	–	37
Reduction of member note receivable for services	184	–	184
Distributions	(36,530)	–	(36,530)

Balance, December 31, 2007	39,211	(1,239)	37,972

Net loss	(10,772)	–	(10,772)
Other comprehensive income:
Change in market value of securities	–	(14,872)	(14,872)
Reclassification adjustment for impairment charges included in net income	–	7,278	7,278
Total comprehensive loss			(18,366)

Cumulative effect of adoption of SFAS 159	(945)	945	–

Distributions	(8,387)	–	(8,387)

Balance, December 31, 2008	19,107	(7,888)	11,219

Net income	4,934	–	4,934
Other comprehensive income:
Change in market value of securities	–	1,478	1,478
Reclassification adjustment for impairment charges included in net income	–	1,417	1,417
Total comprehensive income			7,829

Balance, November 20, 2009	$24,041	$(4,993)	$19,048

See notes to financial statements.

STATEMENTS OF CASH FLOWS
COPPERHEAD VENTURES, LLC

For the Period January 1, 2009 through November 20, 2009
and the Years ended December 31, 2008 and 2007
(amounts in thousands)

	(Unaudited)		(Unaudited)
	2009	2008	2007
Operating activities:
Net income (loss)	$4,934	$(10,772)	$2,317
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Amortization and accretion of interest	(33)	(1,160)	(3,121)
Impairment on available-for-sale securities	1,417	7,278	–
Reduction of member note receivable for services	–	–	184
Fair value adjustments, net	(4,017)	7,391	3,275
Net change in other assets and other liabilities	(52)	111	22

Net cash provided by operating activities	2,249	2,848	2,677

Investing activities:
Payments received on investments	–	–	1,624

Net cash provided by investing activities	–	–	1,624

Financing activities:
Contributions from members	–	–	–
Distributions to members	–	(8,387)	(36,530)

Net cash (used in) provided by financing activities	–	(8,387)	(36,530)

Net (decrease) increase in cash and cash equivalents	2,249	(5,539)	(32,229)
Cash and cash equivalents at beginning of period	53	5,592	37,821
Cash and cash equivalents at end of period	$2,302	$53	$5,592

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS
COPPERHEAD VENTURES, LLC

For the Period January 1, 2009 through November 20, 2009
and the Years ended December 31, 2008 and 2007
(amounts in thousands)

NOTE 1 – ORGANIZATION

Copperhead Ventures, LLC (the “Company”), a Delaware limited liability company, was formed on September 15, 2006 as a joint venture between Issued Holdings Capital Corporation (“IHCC”), DBAH Capital, LLC (“DBAH”) and Dartmouth Investments, LLP (“Dartmouth”), which subsequently sold its interest to an unrelated third party, collectively the “Members.”  In connection with the formation and initial capitalization of the Company, IHCC contributed three subordinate commercial mortgage backed securities (“CMBS”), the right to redeem at par CMBS issued in 1998 with an estimated par value of approximately $192,422 at the redemption date of February 15, 2009, and a payment agreement, which requires IHCC to make payments to the Company based on the cash flows IHCC receives on its interests in a pool of securitized commercial mortgage loans, for which IHCC received a 49.875% interest in the Company.  DBAH contributed cash of $36,500 for which it received a 49.875% interest in the Company.  Dartmouth contributed a note receivable in exchange for the remaining 0.25% interest in the Company.

The Company was formed to focus on making investments, primarily in mortgage-related investments and special situations.

IHCC agreed to purchase the other members interests and the other members agreed to sell their interests in the Company to IHCC on November 20, 2009 at their fair value.  After acquiring 100% of the interests in the Company and as the sole member of the Company, IHCC dissolved the Company effective February 28, 2010.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  The primary estimate inherent in the accompanying financial statements is the valuation of the Company’s investments, which is discussed in more detail below.  Actual results could differ from those estimates.

The Company utilizes fair value measurements at various levels within the hierarchy established by Accounting Standards Codification (“ASC”) Topic 820 for certain of its assets.  The three levels of valuation hierarchy established by ASC Topic 820 are as follows:

•	Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•
Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.  Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.  Generally, assets carried at fair value and included in this category are commercial mortgage backed securities and the payment agreement receivable.

Estimates of fair value for financial instruments are based primarily on management’s judgment.  Since the fair value of the Company’s financial instruments is based on estimates, actual fair values recognized may differ from those estimates recorded in the financial statements.

Cash Equivalents

The Company considers all highly liquid instruments with maturities of three months or less from the date of purchase to be cash equivalents.

Commercial Mortgage Backed Securities

Interest income on the Company’s CMBS, which are rated lower than “AA” is recognized over the expected life as adjusted for estimated prepayments and credit losses of the CMBS in accordance with ASC Topic 325.

The Company evaluates its CMBS for other-than-temporary impairment in accordance with ASC Topic 320 in determining whether an other-than-temporary impairment has occurred.  A CMBS is considered to be other-than-temporarily impaired if the present value of cash flows expected to be collected is less than the security’s amortized cost basis (the difference being defined as the credit loss) or if the fair value of the security is less than the security’s amortized cost basis and the Company intends, or is required, to sell the security before recovery of the security’s amortized cost basis.  Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses.  Any remaining difference between fair value and amortized cost is recognized in other comprehensive income. In certain instances, as a result of the other-than-temporary impairment analysis, the recognition or accrual of interest will be discontinued and the security will be placed on non-accrual status.  Securities normally are not placed on non-accrual status if the servicer continues to advance on the delinquent mortgage loans in the security.

Members’ Capital

Capital contributions, distributions and profits and losses are allocated in accordance with the terms of the limited liability company agreement.

Income Taxes

Income taxes are not considered in the accompanying financial statements, because the Company is not a taxable entity.  Any taxes on the income of the Company are the responsibility of the individual Members, and, accordingly, no provision for federal or state income taxes has been recorded.

Recent Accounting Pronouncements

In 2009, the Financial Accounting Standards Board (“FASB”) announced the release of a new topically-based structure for all authoritative U.S. GAAP known as the Accounting Standards Codification (“ASC” or “Codification”).  This restructuring is the result of efforts by the FASB to aggregate all authoritative standards into a single resource in order to ensure accuracy and completeness of content, reduce redundancy, eliminate conflicting guidance, and simplify user research.

In June 2009, ASU No. 2009-01, Topic 105-Generally Accepted Accounting Principles amendments based on Statement of Financial Accounting Standards No. 168-The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, was issued as an amendment to the Codification, and made the Codification effective for all financial statements issued with interim or annual reporting periods ending after September 15, 2009.  This Update establishes the ASC as the authoritative source for GAAP recognized by the FASB to be applied by nongovernmental entities.  This Update also recognizes the rules and interpretative releases of the SEC as an additional authoritative source for GAAP as issued under the authority of federal securities laws.  The Codification supersedes all previously issued non-SEC accounting and reporting standards.  The Codification did not materially change GAAP, and therefore did not have a material effect the Company’s financial position or results of operations.

In August 2009, ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820)-Measuring Liabilities at Fair Value, amended the Codification to clarify the techniques to be used in measuring the fair value for liabilities in which a quoted price in an active market (i.e., a level 1 measurement ) for an identical liability is not available or does not exist.  This amendment became effective immediately upon issuance.  As of November 20, 2009, the Company did not have any liabilities measured at fair value on the Company’s balance sheet.  As such, this amendment to the Codification did not currently have a material effect on the Company’s financial position or results of operations.

In May 2009, prior to the issuance of ASU No. 2009-01, the FASB issued Statement of Financial Accounting Standard No. 165 (“SFAS No. 165”), Subsequent Events, which has subsequently been codified in ASC Topic 855.  It establishes general standards of accounting for and disclosure of material events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  These subsequent events are identified as either “recognized” or “nonrecognized”.  Recognized subsequent events are events or transactions that provide additional evidence about conditions or circumstances of a company that existed as of the balance sheet date.  Nonrecognized subsequent events are events or transactions that provide additional evidence about conditions or circumstances of a company that did not exist as of the balance sheet date.  Recognized subsequent events require adjustments to the financial statements for the period presented; nonrecognized subsequent events do not require adjustments.  Both types of subsequent events require disclosure in the notes to the financial statements if considered material.  The effective date of this amendment is for interim or annual periods ending after June 15, 2009 with prospective application.  The Company applied ASC Topic 855 in the second quarter of 2009, and this application did not have a material effect on its financial condition or results of operations.

In December 2009, ASU No. 2009-16, Transfers and Servicing (Topic 860)-Accounting for Transfers of Financial Assets and ASU No. 2009-17, Consolidations (Topic 810)-Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities were issued as amendments to the ASC.  The purpose of the amendment to ASC Topic 860 is to eliminate the concept of a “qualifying special-purpose entity” (“QSPE”) and to require more information about transfers of financial assets, including securitization transactions as well as a company’s continuing exposure to the risks related to transferred financial assets.  The purpose of the amendment to ASC Topic 810 is to change how a reporting entity determines when to consolidate another entity that is insufficiently capitalized or is not controlled by voting rights.  Instead of focusing on quantitative determinants, consolidation is to be determined based on, among other things, qualitative factors such as the other entity’s purpose and design as well as the reporting entity’s ability to direct the activities of the other entity that most significantly impact its performance.  The reporting entity is also required to add significant disclosures regarding its involvement with variable interest entities and any changes in risk exposure due to this involvement.  Both of these amendments to the Codification are effective for transactions and events occurring after the beginning of a reporting entity’s first fiscal year that begins after November 15, 2009.  Early adoption is prohibited, and the application will be prospective.  The Company does not anticipate that the application of this standard will have any impact on its financial condition or results of operations.

Subsequently, FASB issued ASU No. 2010-10 which allowed certain reporting entities to defer the consolidation requirements amended in ASC Topic 810 by ASU No. 2009-17.  The Company is not eligible for this deferral.

NOTE 3 – COMMERCIAL MORTGAGE BACKED SECURITIES

CMBS are accounted for as available-for-sale securities and are comprised of two subordinate classes of a single CMBS securitization trust.  The following table presents the components of the Company’s investment in CMBS as of November 20, 2009 and December 31, 2008:

	November 20, 2009 (Unaudited)	December 31, 2008
Amortized cost	$9,075	$10,459
Gross unrealized gains	–	14
Gross unrealized losses	(4,993)	(7,902)
Fair value	$4,082	$2,571

Other-than-temporary impairments of $1,417 and $7,278 were recorded on the CMBS during the period ended November 20, 2009 and the year ended December 31, 2008, respectively, the full amounts of which were recorded as impairment charges in the Statements of Operations.

NOTE 4 – PAYMENT AGREEMENT RECEIVABLE

The Company holds a payment agreement receivable (the “Payment Agreement”) issued by IHCC, which requires IHCC to make payments to the Company based on the cash flows IHCC receives on its interests in a pool of securitized commercial mortgage loans that were originated in 1997 and 1998.

On January 1, 2008, the Company adopted the provisions of ASC Topic 825 for its payment agreement.  Prior to January 1, 2008, the Company accounted for the Payment Agreement as an available-for-sale security.

ASC Topic 825 permits entities to choose to measure financial instruments at fair value.  The Company adopted ASC Topic 825 to enhance the transparency of its financial condition.  The effect of the adoption of ASC Topic 825 was to decrease members’ capital on January 1, 2008 by $945 and increase accumulated other comprehensive income by the same amount.  The Payment Agreement represents the fair value of estimated future payments to be received by the Company from IHCC.  The present value of the Payment Agreement as of November 20, 2009 was determined based on the total estimated future payments discounted at a weighted average rate of 20.2%.  Factors which significantly impact the valuation of the Payment Agreement include the credit performance of the underlying securitized commercial mortgage loans, estimated prepayments on the loans and the weighted average discount rate used on the cash flows.

During the period ended November 20, 2009 and the years ended December 31, 2008 and 2007, the Company received payments under the Payment Agreement of $1,501, $1,608 and $1,624, respectively, which were recorded as interest income in the Company’s financial statements.

During the period ended November 20, 2009, the Company recorded gains from changes in the fair value of the Payment Agreement of $2,023, which was recorded as fair value adjustments, net in the Company’s Statements of Operations.  The change in fair value resulted primarily from a decrease in the discount rates used to discount the cash flows at November 20, 2009 versus December 31, 2008.

NOTE 5 – OTHER INVESTMENTS

Other investments are comprised of rights to redeem at par certain outstanding CMBS issued in 1998 with a notional balance of $182,545 and a current coupon of 7.97%.  The Company accounts for the redemption rights as derivative instruments with changes in their market value recorded as fair value adjustments, net in its Statements of Operations.

The Company recorded a gain of $1,994 and a loss of $451 for the period ended November 20, 2009 and the year ended December 31, 2008, respectively, for the changes in the fair value of the redemption rights during those periods.

NOTE 6 – FAIR VALUE AND ADDITIONAL INFORMATION ABOUT FINANCIAL INSTRUMENTS

The following table presents the Company’s assets by their level within the valuation hierarchy established by ASC Topic 820 as of November 20, 2009:

		Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
Assets:
CMBS	$4,082	$–	$–	$4,082
Payment agreement receivable	10,557	–	–	10,557
Other investments	1,994	–	–	1,994
Total assets carried at fair value	$16,633	$–	$–	$16,633

The fair values in the above table represent the present value of the projected future cash flows from the investment, which have been adjusted for the impact and assumed level of future prepayments and credit losses.  The discount rates used in calculating the fair values are based on published indexes and spreads.

The following tables present the reconciliations of the beginning and ending balances of the Level 3 fair value estimates for the period January 1, 2009 through November 20, 2009 (unaudited) and the year ended December 31, 2008:

	Level 3 Fair Values
	CMBS	Payment Agreement Receivable	Other Investments	Total Assets
Balance at January 1, 2008	$16,283	$15,473	$451	$32,207
Total realized and unrealized gains (losses)
Included in the statements of operations	(7,278)	(6,939)	(451)	(14,668)
Included in other comprehensive income (loss)	(7,594)	–	–	(7,594)
Purchases, sales, issuances and other settlements, net	1,160	–	–	1,160
Transfers in and/or out of Level 3	–	–	–	–
Balance at December 31, 2008	2,571	8,534	–	11,105
Total realized and unrealized gains (losses)
Included in the statements of operations	(1,417)	2,023	1,994	2,600
Included in other comprehensive income (loss)	2,895	–	–	2,895
Purchases, sales, issuances and other settlements, net	33	–	–	33
Transfers in and/or out of Level 3	–	–	–	–
Balance at November 20, 2009	$4,082	$10,557	$1,994	$16,633

There were no assets that were measured at fair value on a non-recurring basis during the period ended November 20, 2009 and the year ended December 31, 2008.

ASC Topic 820 requires the disclosure of the estimated fair value of financial instruments.  The following table presents the recorded basis and estimated fair values of the Company’s financial instruments as of November 20, 2009 and December 31, 2008:

	2009 (Unaudited)		2008
	Recorded Basis	Fair Value	Recorded Basis	Fair Value
Assets:
CMBS	$4,082	$4,082	$2,571	$2,571
Payment agreement receivable	10,557	10,557	8,534	8,534
Other investments	1,994	1,994	–	–